Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Innospec, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-225518, 333-131687, 333-124139, 333-174050 and 333-174439) on Form S-8 of Innospec Inc. of our report dated February 20, 2019, with respect to the consolidated balance sheet of Innospec, Inc. as of December 31, 2018, the related consolidated statements of income, comprehensive income, accumulated other comprehensive loss, cash flows and equity for the year then ended, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Innospec, Inc.

KPMG LLP

Manchester, United Kingdom

February 19, 2020